Exhibit 99.1

Verastem Appoints Robert Forrester as Chief Executive Officer

- Christoph Westphal, M.D., Ph.D., to Transition to Executive Chairman as of July 1, 2013 -

-Conference call scheduled for 8:45am ET on Thursday, June 6-

Cambridge, MA — June 6, 2013 — Verastem, Inc., (NASDAQ: VSTM) focused on discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells, today announced that Robert Forrester, President and Chief Operating Officer, will be named President, Chief Executive Officer and a Director, and that Christoph Westphal, M.D., Ph.D., Chairman and Chief Executive Officer, will be transitioning to Executive Chairman. These changes will be effective on July 1st, 2013.

“Building on Dr. Weinberg’s work in targeting cancer stem cells, Verastem has the potential to revolutionize how we treat cancer,” said Dr. Westphal. “It continues to be my mission to help realize this potential by setting a clear scientific, clinical and strategic path forward and by assembling an extraordinary team to ensure effective execution. Robert’s experience and expertise are perfectly suited to advancing our company through clinical development and creating value for shareholders, making this an ideal time to effect this transition. As the largest investor, and with an active 10b5-1 buying plan, Verastem will remain my principal focus.  Robert and I will continue to work closely with the Board of Directors to implement our strategy.”

“On behalf of the Board of Directors, I congratulate Robert on his appointment as Chief Executive Officer,” said Henri Termeer, Lead Director of Verastem. “The strong partnership between Robert and Christoph has allowed them to build an extraordinary company at the cutting edge of cancer research and drug development.  The Board has recognized that, as Chief Operating Officer and, more recently, as President, Robert has been instrumental in the design and execution of Verastem’s strategic plan, a fact that will make this transition a seamless one.”

“Led by our commitment to patients, we have built a strong foundation at Verastem. We have assembled the right team, platform, products and capital required to demonstrate the potential of targeting cancer stem cells to improve cancer care,” said Mr. Forrester. “I look forward to building on the scientific foundation and platform which has created our pipeline, advancing these programs forward into the clinic, and embarking on a potentially pivotal study of our lead candidate VS-6063 in mesothelioma. I am delighted to have the opportunity to lead our talented and dedicated team at Verastem as we strive to bring new treatment options to patients and to create value for our shareholders.”

Conference Call Information

The Verastem management team will host a conference call this morning, Thursday, June 6, 2013, at 8:45 AM (ET). The call can be accessed by dialing 866-515-2911 five minutes prior to the start of the call and providing the passcode 42611296. A replay will be available approximately two hours after the completion of the call and can be accessed by dialing 888-286-8010 and providing the passcode 53634345. The replay will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can be accessed by visiting the investors section of the Company’s website at www.verastem.com. A replay of the webcast will be archived on the Company’s website for two weeks following the call.

About Verastem, Inc.

Verastem, Inc. (NASDAQ: VSTM) is discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells. Cancer stem cells are an underlying cause of tumor recurrence and metastasis. Verastem is developing small molecule inhibitors of signaling pathways that are critical to cancer stem cell survival and proliferation: FAK, PI3K/mTOR and Wnt. For more information, please visit www.verastem.com.

Forward-looking statements:

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding expected changes in senior management positions, the development of the Company’s compounds, including VS-6063, VS-4718 and VS-5584, and the Company’s FAK, PI3K/mTOR and diagnostic programs generally, , and the timeline for clinical development and regulatory approval of the Company’s compounds, the structure of the Company’s planned clinical trials and estimates of the Company’s ability to fund operations. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the preclinical testing of the Company’s compounds may not be predictive of the success of later clinical trials, that the Company will be unable to successfully complete the clinical development of its compounds, including VS-6063, VS-4718 and VS-5584, that the development of the Company’s compounds will take longer or cost more than planned, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in any subsequent SEC filings. The forward-looking statements contained in this presentation reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Contact Verastem, Inc.

Brian Sullivan, 617-252-9314

bsullivan@verastem.com